Exhibit 99.1

Behringer Harvard Venture Acquires Interests in Two Multifamily Communities in Washington, D.C. Metro Area

DALLAS, December 7, 2009 — Behringer Harvard announced today its acquisition of more than 75 percent ownership interests in two high-quality multifamily communities located in the Washington, D.C. metro area. These investments were made through a joint venture between Behringer Harvard Multifamily REIT I, Inc. and PGGM Private Real Estate Fund, an investment vehicle for large Dutch pension funds.

“Bailey’s Crossing and 55 Hundred are core assets located in a metro area that is coveted by the global real estate investment community,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “Acquiring substantial interests in assets of this quality is a major achievement for our REIT. We believe these assets are strategically positioned to benefit from future population growth in the D.C. metro area.”

Construction of the four-building complex of Bailey’s Crossing is approximately 90 percent completed. The site is located in an established infill neighborhood one mile west of the intersection of Interstate 395 and Route 7 in Fairfax County, Virginia. The complex consists of one seven-story, steel-framed building and three wood-framed structures of three to four stories each. When completed, the community will provide 414 apartment homes with amenities including stainless steel appliances, cultured marble countertops, resort-style swimming pool, clubroom, fitness center, pub, media room and spa.

The construction of 55 Hundred, which is situated at 5500 Columbia Pike Road in Arlington County, Virginia, is approximately 99 percent completed. The 10-story high-rise will provide 7,000 square feet of retail space as well as 234 apartment homes with luxury features including ceramic tile, nine-foot ceilings, granite countertops, and a rooftop swimming pool.

The Washington D.C. metro is a market favored by multifamily investors due to its relative demand and value stability. The presence of the federal government, which employs approximately one of every 10 workers in the area, has a significant stabilizing effect. This is one reason that employment decline in the region is expected to be among the lightest while the nation awaits economic recovery.

The portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 17 multifamily communities in 10 states providing a total of 4,937 apartment homes.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets, including recent acquisitions as of September 30, 2009. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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